Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-172235

February 14, 2011

UNITEDHEALTH GROUP INCORPORATED

$400,000,000 4.70% NOTES DUE FEBRUARY 15, 2021

$350,000,000 5.95% NOTES DUE FEBRUARY 15, 2041

FINAL TERM SHEET

Dated February 14, 2011

Issuer:	UnitedHealth Group Incorporated

Ratings:	Baa1 / A- / A-

Note Type:	SEC Registered (No. 333-172235)

Trade Date:	February 14, 2011

Settlement Date (T+ 3):	February 17, 2011

Title of Securities	4.70% Notes Due February 15, 2021 (“2021 Notes”) 5.95% Notes Due February 15, 2041 (“2041 Notes”)

Maturity Date:	February 15, 2021 (2021 Notes) February 15, 2041 (2041 Notes)

Principal Amount Offered:	$400,000,000 (2021 Notes) $350,000,000 (2041 Notes)

Price to Public (Issue Price):	99.819% (2021 Notes) 99.474% (2041 Notes)

Interest Rate:	4.70% (2021 Notes) 5.95% (2041 Notes)

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2011

Benchmark:	3.625% due 02/15/21 (2021 Notes) 4.250% due 11/15/40 (2041 Notes)

Benchmark Yield:	3.623% (2021 Notes) 4.688% (2041 Notes)

Spread to Benchmark:	110 basis points (2021 Notes) 130 basis points (2041 Notes)

Re-offer Yield:	4.723% (2021 Notes) 5.988% (2041 Notes)

Optional Redemption Provisions:

Prior to November 15, 2020, make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on and after November 15, 2020. (2021 Notes)

Prior to August 15, 2040, make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on and after August 15, 2040. (2041 Notes)

Change of Control:	If a change of control triggering event occurs, the Issuer will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

CUSIP:	91324P BP6 (2021 Notes) 91324P BQ4 (2041 Notes)

ISIN:	US91324PBP62 (2021 Notes) US91324PBQ46 (2041 Notes)

Joint Book-Runners:	Barclays Capital Inc. Deutsche Bank Securities Inc. UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
KeyBanc Capital Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital, Inc. at (888) 603-5847, Deutsche Bank Securities, Inc. at (800) 503-4611, UBS Securities LLC at (877) 827-6444, ext. 5613884 or Wells Fargo Securities, LLC at (800) 326-5897.

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